EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-k(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the securities of Titan Pharmaceuticals, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement on the below date.

Date: October 7, 2025	/s/ Jeffrey Chung
Jeffrey Chung

THE SIRE GROUP LTD.

By:	/s/ Jeffrey Chung
Jeffrey Chung
Director